Exhibit 99.1
For Further Information: Eric Rivera Vice President & Interim CFO 203.740.5283 erivera@photronics.com

Photronics Reports Second Quarter Fiscal 2024 Results

BROOKFIELD, Conn. May 22, 2024 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its second quarter of fiscal year 2024 ended April 28, 2024.

“Second quarter revenue and gross margin were in line with the first quarter as positive seasonality trends were offset by business headwinds primarily related to temporary soft demand following the Chinese New Year holiday and the impact from earthquakes in Taiwan beginning in early April,” said Frank Lee, chief executive officer. “Order rates, which typically pause during Lunar New Year, have recovered at a slower rate than we typically observe. In addition, the recent earthquakes in Taiwan caused a loss of production across both IC and FPD, resulting in an approximately $3 million revenue impact. Despite these challenges, we maintained gross margin as the global Photronics team performed well, serving our customers by quickly and efficiently recovering from the disruptions. We achieved good earnings and cash generation, further strengthening our balance sheet and positioning us to continue investing in profitable growth. We are building momentum for solid performance in 2024 and beyond.”

Second Quarter Fiscal 2024 Results

•	Revenue was $217.0 million, down 5% year-over-year and up 0.3% sequentially
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GAAP net income attributable to Photronics, Inc. shareholders was $36.3 million, or $0.58 per diluted share, compared with $39.9 million, or $0.65 per diluted share in the second quarter 2023 and $26.2 million, or $0.42 per diluted share in the first quarter of 2024

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Non-GAAP net income attributable to Photronics, Inc. shareholders was $28.7 million, or $0.46 per diluted share, compared with $32.9 million, or $0.54 per diluted share in the second quarter 2023 and $29.9 million, or $0.48 per diluted share in the first quarter of 2024

•	IC revenue was $160.9 million, down 4% year-over-year and up 2% sequentially
•	FPD revenue was $56.1 million, down 10% from the same quarter last year and 5% sequentially
•	Cash generated from operating activities was $76.5 million, and cash invested in organic growth through capital expenditures was $20.0 million
•	Cash balance at the end of the quarter was $539.2 million, with $20.7 million in short-term investments and $21.8 million in debt

Third Quarter Fiscal 2024 Guidance

For the third quarter of fiscal 2024, Photronics expects revenue to be between $221 million and $229 million and non-GAAP net income attributable to Photronics, Inc. shareholders to be between $0.53 and $0.59 per diluted share.

Webcast

A webcast to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, May 22, 2024.  The call will be broadcast live and on-demand on the Events and Presentations link on the Photronics website. Analysts and investors who wish to participate in the Q&A portion of the call should click here. It is suggested that participants register fifteen minutes prior to the call's scheduled start time.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years.  As of October 31, 2023, the company had approximately 1,885 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” regarding our industry, our strategic position, and our financial and operating results.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially.  Please refer to the documents we file with the Securities and Exchange Commission. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found in our most recent SEC filings.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

Non-GAAP Financial Measures

Non-GAAP Net Income attributable to Photronics, Inc. shareholders, non-GAAP earnings per share, and Net Cash are "non-GAAP financial measures" as such term is defined by the Securities and Exchange Commission, and may differ from similarly named non-GAAP financial measures used by other companies. The attached financial supplement reconciles Photronics, Inc. financial results under GAAP to non-GAAP financial information. We believe these non-GAAP financial measures that exclude certain items are useful for analysts and investors to evaluate our future on-going performance because they enable a more meaningful comparison of our projected performance with our historical results. These non-GAAP metrics are not intended to represent funds available for our discretionary use and are not intended to represent, or be used as a substitute for, gross profit, operating income, net income, cash and cash equivalents, or cash flows from operations, as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the condensed consolidated balance sheets and statement of cash flows and must be considered in performing a comprehensive assessment of overall financial performance. Please refer to the non-GAAP reconciliations on the following pages.